Exhibit 99.1

October 30, 2024

SiteOne Landscape Supply Announces Third Quarter 2024 Earnings

Third Quarter 2024 Highlights (Compared to Third Quarter 2023):

•	Net sales increased 6% to $1.21 billion
•	Organic Daily Sales decreased 1%
•	Gross profit increased 6% to $411.0 million; gross margin improved 10 basis points to 34.0%
•	SG&A as a percentage of Net sales increased 170 basis points to 28.9%
•	Net income attributable to SiteOne decreased $12.9 million to $44.4 million
•	Adjusted EBITDA[1] decreased 4% to $114.8 million; Adjusted EBITDA margin was 9.5%
•	Cash provided by operating activities increased $27.2 million to $115.9 million
•	Closed one acquisition: Millican Nurseries
•	Refinanced and extended the maturity of term loan

ROSWELL, Ga. — (BUSINESS WIRE) — SiteOne Landscape Supply, Inc. (the “Company” or “SiteOne”) (NYSE: SITE) announced earnings for its third quarter ended September 29, 2024 (“Third Quarter 2024”).

“During the quarter we continued to face market headwinds with 3% price deflation and a softer repair and remodel market. Given these, we were pleased to achieve 2% Organic Daily Sales volume growth to partially offset the price decline” said Doug Black, SiteOne’s Chairman and CEO. “Overall, our teams are executing our strategy, outperforming the market with organic sales volume growth, and pushing forward on our commercial and operational initiatives to yield organic growth and adjusted EBITDA margin expansion in 2025 and beyond. With a clear leadership position in wholesale landscape distribution, strong teams, a robust acquisition pipeline, and a winning strategy to create value for our stakeholders, we are confident in our ability to perform and grow in the years to come.”

Third Quarter 2024 Results

Net sales for the Third Quarter 2024 increased to $1.21 billion, or 6%, compared to $1.15 billion for the prior-year period. Organic Daily Sales decreased 1% compared to the prior-year period due to price deflation for commodity products more than offsetting positive volume growth. Acquisitions contributed $77.3 million, or 7%, to Net sales growth for the quarter.

Gross profit increased 6% to $411.0 million for the Third Quarter 2024 compared to $388.1 million for the prior-year period. Gross margin improved 10 basis points to 34.0% reflecting the positive impact from acquisitions, partially offset by lower price realization in the Base Business compared to the prior year period.

Selling, general and administrative expenses (“SG&A”) for the Third Quarter 2024 increased to $349.1 million from $311.8 million for the prior-year period. SG&A as a percentage of Net sales increased 170 basis points to 28.9% primarily due to the impact of acquisitions. SG&A for the Base Business increased 1% for the Third Quarter 2024 compared to the prior year period.

Net income attributable to SiteOne for the Third Quarter 2024 was $44.4 million, compared to $57.3 million for the same period in the prior year reflecting the Organic Daily Sales decline and lower gross margin in the Base Business.

Adjusted EBITDA1 for the Third Quarter 2024 decreased to $114.8 million, or 4%, compared to $119.8 million for the prior-year period. Adjusted EBITDA margin contracted 100 basis points to 9.5%.

Operating cash flow for the Third Quarter 2024 increased to $115.9 million compared to $88.7 million in the prior-year period primarily reflecting seasonal timing differences in working capital.

1.	Adjusted EBITDA includes contribution from non-controlling interest of $0.8 million for the Third Quarter 2024.

Net debt, calculated as long-term debt (net of issuance costs and discounts) plus finance leases, net of cash and cash equivalents on our balance sheet as of September 29, 2024, was $449.3 million compared to $446.0 million as of October 1, 2023. Net debt to Adjusted EBITDA for the last twelve months was 1.2 times compared to 1.1 times during the prior year period.

On July 2, 2024, we refinanced our term loan, extending the maturity by two years to March 2030 and reducing the interest rate by 25 basis points to Term SOFR plus 175 basis points. The term loan was also increased by $25.0 million to $392.7 million.

Outlook

“Our maintenance and new construction markets remain resilient, but we continue to experience soft demand driven primarily by a weaker repair and remodel end market. In addition, we estimate that hurricanes Helene and Milton have negatively impacted Net sales by approximately $15 million ($8 million in the fourth quarter). The pricing environment continues to be challenging and will have a negative impact on both our sales growth and gross margin. Against these headwinds, our teams are executing our commercial and operational initiatives well, and we expect to continue outperforming the market with a low single digit Organic Daily Sales decline for the remainder of the year,” Doug Black continued. “We are managing our SG&A tightly and making the necessary changes to optimize our cost structure for the long run. As a part of these efforts, we plan to consolidate or close 16 branches in the fourth quarter, resulting in an expected one-time charge to adjusted EBITDA of approximately $5 million.”

Taken all together, for Fiscal 2024, we now expect our Adjusted EBITDA to be in the range of $370 million to $380 million, which includes the $5 million one-time charge. Our guidance does not include any contributions from unannounced acquisitions.

Conference Call Information

SiteOne management will host a conference call today, October 30, 2024, at 8:00 a.m. Eastern Time, to discuss the Company’s financial results. The conference call can also be accessed by dialing 877-704-4453 (domestic) or 201-389-0920 (international), or by clicking on this link for instant telephone access to the call. A telephonic replay will be available approximately two hours after the call by dialing 844-512-2921, or for international callers, 412-317-6671. The passcode for the replay it is 13749081 The replay will be available until 11:59 p.m. (ET) on November 13, 2024.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://investors.siteone.com. The online replay will be available for 30 days on the same website immediately following the call. A slide presentation highlighting the Company’s results and key performance indicators will also be available on the Investor Relations section of the Company’s website.

To learn more about SiteOne, please visit the company's website at http://investors.siteone.com.

About SiteOne Landscape Supply, Inc.

SiteOne Landscape Supply, Inc. (NYSE: SITE), is the largest and only national full product line wholesale distributor of landscape supplies in the United States and has a growing presence in Canada. Its customers are primarily residential and commercial landscape professionals who specialize in the design, installation and maintenance of lawns, gardens, golf courses and other outdoor spaces.

Investor Relations Contact:

SiteOne Landscape Supply, Inc.

Investor Relations

470-270-7011

investors@siteone.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our 2024 Adjusted EBITDA outlook and our share repurchase program. Some of the forward-looking statements can be identified by the use of terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “project,” “potential,” or the negative of these terms, and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: cyclicality in residential and commercial construction markets; general business, financial market, and economic conditions; seasonality of our business and its impact on demand for our products; severe weather and climate conditions, such as Hurricanes Helene and Milton; prices for the products we purchase may fluctuate; market variables, including inflation and elevated interest rates for prolonged periods; increases in operating costs; public perceptions that our products and services are not environmentally friendly or that our practices are not sustainable; climate, environmental, health and safety laws and regulations; hazardous materials and related materials; laws and government regulations applicable to our business that could negatively impact demand for our products; competitive industry pressures, including competition for our talent base; supply chain disruptions, product or labor shortages, and the loss of key suppliers; inventory management risks; ability to implement our business strategies and achieve our growth objectives; acquisition and integration risks, including increased competition for acquisitions; risks associated with our large labor force and our customers’ labor force and labor market disruptions; retention of key personnel; construction defect and product liability claims; impairment of goodwill; adverse credit and financial markets events and conditions; inefficient or ineffective allocation of capital; credit sale risks; performance of individual branches; cybersecurity incidents involving our systems or third-party systems; failure or malfunctions in our information technology systems; security of personal information about our customers; intellectual property and other proprietary rights; unanticipated changes in our tax provisions; threats from terrorism, violence, uncertain political conditions (including as a result of the upcoming 2024 elections), and geopolitical conflicts such as the ongoing conflict between Russia and Ukraine, the conflict in the Gaza Strip, and general unrest in the Middle East; risks related to our current indebtedness and our ability to obtain financing in the future; financial institution disruptions; risks related to our common stock; and other risks, as described in Item 1A, “Risk Factors”, and elsewhere in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as may be updated by subsequent filings under the Securities Exchange Act of 1934, as amended, including Forms 10-Q and 8-K.

Non-GAAP Financial Information

This release includes certain financial information, not prepared in accordance with U.S. GAAP. Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the information contained in the historical financial information of the Company prepared in accordance with U.S. GAAP that is set forth herein.

We present Adjusted EBITDA in order to evaluate the operating performance and efficiency of our business. Adjusted EBITDA represents EBITDA as further adjusted for items permitted under the covenants of our credit facilities. EBITDA represents Net income (loss) plus the sum of income tax (benefit) expense, interest expense, net of interest income, and depreciation and amortization. Adjusted EBITDA represents EBITDA as further adjusted for stock-based compensation expense, (gain) loss on sale of assets and termination of finance leases not in the ordinary course of business, financing fees, as well as other fees and expenses related to acquisitions, and other non-recurring (income) loss. Adjusted EBITDA includes Adjusted EBITDA attributable to non-controlling interest. Adjusted EBITDA does not include pre-acquisition acquired Adjusted EBITDA. Adjusted EBITDA is not a measure of our liquidity or financial performance under U.S. GAAP and should not be considered as an alternative to Net income, operating income or any other performance measures derived in accordance with U.S. GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of Adjusted EBITDA instead of Net income has limitations as an analytical tool. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies, limiting its usefulness as a comparative measure. Net debt is defined as long-term debt (net of issuance costs and discounts) plus finance leases, net of cash and cash-equivalents on our balance sheet. Leverage Ratio is defined as Net debt to trailing twelve months Adjusted EBITDA. Free Cash Flow is defined as Cash Flow from Operating Activities, less capital expenditures. Base Business is defined as SiteOne operations excluding acquired branches that have not been under our ownership for at least four full fiscal quarters at the start of the fiscal year. We define Organic Daily Sales as Organic Sales divided by the number of Selling Days in the relevant reporting period. We define Organic Sales as Net sales, including Net sales from newly-opened greenfield branches, but excluding Net sales from acquired branches until they have been under our ownership for at least four full fiscal quarters at the start of the fiscal year. Selling Days are the number of business days, excluding Saturdays, Sundays, and holidays, that SiteOne branches are open during the relevant reporting period.

SiteOne Landscape Supply, Inc.

Consolidated Balance Sheets (Unaudited)

(In millions, except share and per share data)

Assets	September 29, 2024	December 31, 2023
Current assets:
Cash and cash equivalents	$85.5	$82.5
Accounts receivable, net of allowance for doubtful accounts of $25.8 and $27.3, respectively	574.9	490.6
Inventory, net	884.9	771.2
Income tax receivable	4.0	—
Prepaid expenses and other current assets	91.4	61.0
Total current assets	1,640.7	1,405.3

Property and equipment, net	288.4	249.4
Operating lease right-of-use assets, net	419.9	388.9
Goodwill	509.9	485.5
Intangible assets, net	268.3	280.8
Deferred tax assets	7.2	5.3
Other assets	11.8	13.7
Total assets	$3,146.2	$2,828.9

Liabilities, Redeemable Non-controlling Interest, and Stockholders' Equity
Current liabilities:
Accounts payable	$327.8	$270.8
Current portion of finance leases	28.1	21.8
Current portion of operating leases	86.1	83.6
Accrued compensation	67.5	74.2
Long-term debt, current portion	4.7	5.3
Income tax payable	—	8.0
Accrued liabilities	134.8	114.6
Total current liabilities	649.0	578.3

Other long-term liabilities	10.5	11.5
Finance leases, less current portion	96.1	69.8
Operating leases, less current portion	342.2	313.3
Deferred tax liabilities	—	2.3
Long-term debt, less current portion	405.9	367.6
Total liabilities	1,503.7	1,342.8

Commitments and contingencies

Redeemable non-controlling interest	19.2	—

Stockholders' equity:
Common stock, par value $0.01; 1,000,000,000 shares authorized; 45,583,961 and 45,404,091 shares issued, and 45,118,918 and 45,082,070 shares outstanding at September 29, 2024 and December 31, 2023, respectively	0.5	0.5
Additional paid-in capital	620.9	601.8
Retained earnings	1,061.6	916.3
Accumulated other comprehensive income (loss)	(1.4)	4.2
Treasury stock, at cost, 465,043 and 322,021 shares at September 29, 2024 and December 31, 2023, respectively	(58.3)	(36.7)
Total stockholders' equity	1,623.3	1,486.1
Total liabilities, redeemable non-controlling interest, and stockholders' equity	$3,146.2	$2,828.9

SiteOne Landscape Supply, Inc.

Consolidated Statements of Operations (Unaudited)

(In millions, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 29, 2024	October 1, 2023	September 29, 2024	October 1, 2023
Net sales	$1,208.8	$1,145.1	$3,527.5	$3,336.2
Cost of goods sold	797.8	757.0	2,305.0	2,171.6
Gross profit	411.0	388.1	1,222.5	1,164.6

Selling, general and administrative expenses	349.1	311.8	1,020.6	923.8
Other income	8.0	4.9	15.3	11.4
Operating income	69.9	81.2	217.2	252.2

Interest and other non-operating expenses, net	9.5	6.4	25.2	20.6
Income before taxes	60.4	74.8	192.0	231.6
Income tax expense	15.8	17.5	46.1	54.8
Net income	44.6	57.3	145.9	176.8

Less: Net income attributable to non-controlling interest	0.2	—	0.6	—

Net income attributable to SiteOne	$44.4	$57.3	$145.3	$176.8

Net income per common share:
Basic	$0.98	$1.27	$3.21	$3.92
Diluted	$0.97	$1.25	$3.18	$3.87
Weighted average number of common shares outstanding:
Basic	45,229,528	45,149,650	45,253,447	45,096,404
Diluted	45,572,078	45,747,398	45,647,670	45,690,285

SiteOne Landscape Supply, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Nine Months Ended
	September 29, 2024	October 1, 2023
Cash Flows from Operating Activities:
Net income	$145.9	$176.8
Adjustments to reconcile Net income to net cash provided by operating activities:
Amortization of finance lease right-of-use assets and depreciation	55.3	46.1
Stock-based compensation	19.5	20.7
Amortization of software and intangible assets	48.1	47.0
Amortization of debt related costs	1.0	0.9
Loss on extinguishment of debt	1.8	—
Gain on sale of equipment	(1.0)	(0.4)
Other	(5.8)	(3.8)
Changes in operating assets and liabilities, net of the effects of acquisitions:
Receivables	(72.4)	(68.8)
Inventory	(44.2)	(45.4)
Income tax receivable	(4.0)	7.2
Prepaid expenses and other assets	(28.1)	(37.2)
Accounts payable	47.2	55.2
Income tax payable	(8.0)	—
Accrued expenses and other liabilities	8.7	(8.4)
Net Cash Provided By Operating Activities	$164.0	$189.9

Cash Flows from Investing Activities:
Purchases of property and equipment	(31.0)	(24.1)
Purchases of intangible assets	(3.4)	(5.3)
Acquisitions, net of cash acquired	(110.4)	(181.7)
Proceeds from the sale of property and equipment	4.5	1.9
Net Cash Used In Investing Activities	$(140.3)	$(209.2)

Cash Flows from Financing Activities:
Equity proceeds from common stock	5.1	3.0
Repurchases of common shares	(21.6)	(0.6)
Borrowings under term loan	220.1	120.0
Repayments under term loan	(197.0)	(2.2)
Borrowings on asset-based credit facilities	360.9	434.3
Repayments on asset-based credit facilities	(354.9)	(461.8)
Payments of debt issuance costs	(2.2)	(1.8)
Payments on finance lease obligations	(19.4)	(13.2)
Payments of acquisition related contingent obligations	(4.7)	(5.6)
Other financing activities	(6.8)	(7.0)
Net Cash (Used In) Provided By Financing Activities	$(20.5)	$65.1

Effect of exchange rate on cash	(0.2)	—
Net change in cash	3.0	45.8
Cash and cash equivalents:
Beginning	82.5	29.1
Ending	$85.5	$74.9

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for interest	$23.0	$19.8
Cash paid during the year for income taxes	$56.3	$46.0

SiteOne Landscape Supply, Inc.

Adjusted EBITDA to Net Income Reconciliation (Unaudited)

(In millions)

The following table presents a reconciliation of Adjusted EBITDA to Net income (loss):

	2024			2023				2022
	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Reported Net income (loss)	$44.6	$120.6	$(19.3)	$(3.4)	$57.3	$124.0	$(4.5)	$(0.9)
Income tax expense (benefit)	15.8	40.0	(9.7)	(5.0)	17.5	40.0	(2.7)	(4.6)
Interest expense, net	9.5	9.0	6.7	6.5	6.4	7.3	6.9	5.5
Depreciation and amortization	35.9	34.6	32.9	34.6	31.3	31.0	30.8	31.6
EBITDA	105.8	204.2	10.6	32.7	112.5	202.3	30.5	31.6
Stock-based compensation(a)	5.2	3.8	10.5	5.0	5.0	7.1	8.6	4.3
(Gain) loss on sale of assets(b)	0.3	(0.3)	(1.0)	(0.1)	(0.2)	0.2	(0.4)	0.2
Financing fees(c)	0.5	—	—	—	0.4	0.1	—	—
Acquisitions and other adjustments(d)	3.0	2.8	1.0	2.3	2.1	1.5	1.1	2.8
Adjusted EBITDA(e)	$114.8	$210.5	$21.1	$39.9	$119.8	$211.2	$39.8	$38.9

(a)	Represents stock-based compensation expense recorded during the period.
(b)	Represents any gain or loss associated with the sale of assets and termination of finance leases not in the ordinary course of business.
(c)	Represents fees associated with our debt refinancing and debt amendments.
(d)	Represents professional fees, performance bonuses, and retention and severance payments related to historical acquisitions, as well as the cost of inventory that was stepped up to fair value during the second quarter of 2024 related to the purchase accounting of Devil Mountain. We cannot predict the timing or amount of any such fees or payments. These amounts are recorded in Cost of goods sold and Selling, general and administrative expenses in the Consolidated Statements of Operations.
(e)	Adjusted EBITDA excludes any earnings or loss of acquisitions prior to their respective acquisition dates for all periods presented. Adjusted EBITDA includes Adjusted EBITDA attributable to non-controlling interest of $0.8 million and $0.9 million for the third and second quarter of 2024, respectively.

SiteOne Landscape Supply, Inc.

Organic Daily Sales to Net Sales Reconciliation (Unaudited)

(In millions, except Selling Days)

The following table presents a reconciliation of Organic Daily Sales to Net sales:

	2024			2023
	Qtr 3	Qtr 2	Qtr 1	Qtr 3	Qtr 2	Qtr 1
Reported Net sales	$1,208.8	$1,413.9	$904.8	$1,145.1	$1,353.7	$837.4
Organic Sales(a)	1,089.6	1,291.5	840.7	1,103.2	1,334.5	835.8
Acquisition contribution(b)	119.2	122.4	64.1	41.9	19.2	1.6
Selling Days	63	64	64	63	64	64
Organic Daily Sales	$17.3	$20.2	$13.1	$17.5	$20.9	$13.1

(a)	Organic sales equal Net sales less Net sales from branches acquired in 2024 and 2023.
(b)	Represents Net sales from acquired branches that have not been under our ownership for at least four full fiscal quarters at the start of the 2024 Fiscal Year. Includes Net sales from branches acquired in 2024 and 2023.